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                                   STRASBAUGH
                                825 BUCKLEY ROAD
                            SAN LUIS OBISPO, CA 93401
                            TELEPHONE: (805) 541-6424

                                November 6, 2008

Via Fax and EDGAR Correspondence
--------------------------------

Russell Mancuso
Branch Chief
U.S. Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C. 20549

        Re:   Strasbaugh
              Form S-1/A (Amendment No. 10 to Form SB-2), Filed November 5, 2008 File No. 333-144787

Dear Sir:

         The undersigned, Richard Nance, in his capacity as Chief Financial Officer of Strasbaugh, a California corporation (the "Company"), hereby represents on behalf of the Company that he is not aware of any material changes to the financial results of the Company during the third fiscal quarter of 2008 as compared to the Company's financial results reported for the second fiscal quarter of 2008.

                                             Very truly yours,

                                             STRASBAUGH


                                             By: /S/ RICHARD NANCE
                                                 -------------------------------
                                                 Richard Nance
                                                 Chief Financial Officer